Exhibit 99.1

FOR IMMEDIATE RELEASE:

Item 9 Labs Reports Record Revenue for Fiscal Year 2020

• Annual revenue growth of 65% fueled by increases in production and market demand

• Stage is set for 2021 developments across Arizona cannabis product expansion and new distribution through merger with national dispensary franchise

PHOENIX – January 13, 2021 – Item 9 Labs Corp. (OTCQX: INLB) (“Item 9 Labs” or the “Company”), a vertically integrated cannabis operator that produces premium products, today reported the Company’s operating and financial results for the fiscal year (FY) ended September 30, 2020.

Key Financial Highlights for FY 2020

•	Revenue increased 65% to $8.1 million
•	Gross profit increased 39% to $3.3 million
•	Operating loss decreased 46% to $5.4 million
•	Operating expenses as a percentage of gross profit declined from 526% to 265%
•	Adjusted EBITDA loss decreased 9% to $2.1 million

Key Business Highlights for FY 2020

•	Ramped up cultivation and production operations
•	Continued to improve the operating capacity of cultivation and processing facilities
•	Signed definitive merger agreement with ONE Cannabis Group
•	Named Mike (Mic) Keskey, retired former President of U.S. Retail for Best Buy Co., Inc. (NYSE: BBY), and Doug Bowden, a 30-year consumer electronics veteran with extensive experience in real estate investment and development, to Board of Directors
•	Appointed Andrew Bowden as Chief Executive Officer
•	Earned one Errl Cup and four 710 Degree Cup awards, Arizona’s largest cannabis competitions
•	Qualified to trade on OTCQX Market (upgraded from OTC Pink to OTCQB, then from OTCQB to OTCQX, both in August)

Management Commentary

“This past year has been an exciting and successful time for our team,” commented Item 9 Labs Chief Executive Officer Andrew Bowden. “We’ve seen strong, steady performance with sequential quarter-over-quarter growth rates of nearly 20% since my appointment as CEO at the start of our 2020 fiscal year. Our team continues to exceed expectations and has efficiently ramped production to meet heightened demand for our products, setting the stage for key strategic and operational developments in 2021. We anticipate increased business activities as we continue to pursue opportunities that position the company for growth and profitability.”

Bowden continued, “We are still in the early stages of our growth and are already seeing an acceleration with Arizona’s adult-use marijuana market opening in the first half of 2021, which we estimate will increase our consumer base by 500%. We’re prepared to meet this demand through our streamlined production process and by expanding our operational cultivation footprint by more than 300% in the year ahead.”

“In addition to continued growth in Arizona, we look forward to closing our pending merger with ONE Cannabis Group and their cannabis franchise, Unity Rd. We expect the combination of our premium, award-winning cannabis products with the nation’s leading dispensary franchise will elevate our brand footprint through national distribution across Unity Rd.’s locally owned and operated dispensaries. This will ease new market product entry and create recurring revenue streams through franchise royalty fees,” Bowden concluded.

Subsequent to the End of FY 2020

Item 9 Labs’ 45-acre marijuana cultivation site expansion was approved by Coolidge, Arizona officials in November 2020. Local city council supports the Company’s master site expansion plan that will create 650,000+ square feet of marijuana operations. Known for its award-winning, premium cannabis products, Item 9 Labs is expected to expand its marijuana operations space by more than 3,000% at the conclusion of the expansion. Currently, the Company has two 10,000 square-foot facilities on its 50-acre site. The site will see expansion on 45 of its acres to include six additional buildings, 12 greenhouses and six greenhouse support buildings (head houses). Seven of the buildings will be for indoor cultivation and one will be for expansion of the Company’s lab and support space for finished product. In addition to the above uses, the Company is currently awaiting state approval for five acres of on-site outdoor cultivation. Upon breaking ground, ongoing construction will take place over three years in six phases, with the initial phase beginning in early 2021. Phase one includes the construction of two 26,000 square-foot greenhouses, one head house and two 10,000 square-foot buildings - one for indoor cultivation and one for the lab and packaging. This phase adds 72,000 square feet of operations space. Construction on phase two is anticipated to begin in summer 2021.

The Company finalized its merger agreement with ONE Cannabis Group (OCG Inc.) in December 2020 and expects to close the merger in early 2021. Based in Colorado, ONE Cannabis Group is the parent company to the dispensary franchise Unity Rd. The cannabis franchise pioneer helps eager operators enter the complex cannabis industry with ease by offering its franchise partners the knowledge, resources, and ongoing support needed to compliantly and profitably operate a dispensary. Currently, Unity Rd. has agreements signed for the development of more than two dozen franchisee owned and operated shops across multiple states and expects the first store to open within the next six months.

Item 9 Labs raised $5.667 million in equity at $0.85 per common share in preparation for the cultivation site expansion, recently approved adult-use legislation in Arizona and the ONE Cannabis Group merger.

Financial Results for FY 2020, Ended September 30, 2020:

•	Revenue: For the 12 months ended September 30, 2020, revenue was $8.1 million, an increase of $3.2 million or 65%, compared to $4.9 million for the 12 months ended September 30, 2019. This increase was primarily due to operational improvements that increased production outputs as well as an overall increase in monthly sales as product demand grew.

•	Gross Profit: For the 12 months ended September 30, 2020, gross profit was $3.3 million, an increase of $0.9 million or 39%, compared to $2.4 million for the 12 months ended September 30, 2019. The resulting gross margin was 41% for the 12 months ended September 30, 2020, compared to 48% for the 12 months ended September 30, 2019.

The increase in gross profit was due to the ramp up in operations and continued improvement in the operating capacity of the Company’s cultivation and processing facilities. With the Company’s continued increase in capacity and focus on efficiencies and cost reduction, management expects gross profit to continue to grow going forward.

Item 9 Labs increased operational efficiency throughout fiscal year 2020, and management believes costs of revenues will increase at a lower rate than revenues in future periods, which will lead to higher profit margins than these historical figures illustrate. Through bulk purchasing, increasing efficiencies in production, and investments in equipment, management believes that the Company will continue to improve gross profit margins.

•	Total Operating Expenses: For the 12 months ended September 30, 2020, total operating expenses were $8.7 million, a decrease of $3.8 million, or 30%, compared to $12.5 million for the 12 months ended September 30, 2019. Operating expenses as a percentage of gross profit decreased from 526% to 265% for the years compared. Management believes this ratio will decrease going forward as the expectation is that revenues will continue to grow at a higher rate than operating expenses.

Of note, $0.9 million of the Company’s operating expenses for the year ended September 30, 2020 were depreciation of fixed assets and amortization of other intangible assets, and $0.4 million is a provision for bad debt; management does not believe the latter to be indicative of future results. Additionally, $1.8 million of the Company’s operating expenses in fiscal year 2020 were paid through the issuance of shares of common stock of the Company and employee stock options. $5.8 million of the Company’s operating expenses for the year ended September 30, 2019 were a loss on impairment of goodwill and other intangible assets, and $0.4 million is a provision for bad debt, both items that management does not believe to be indicative of future results. Additionally, $1.1 million of the Company’s operating expenses in 2019 were paid through the issuance of shares of common stock of the Company.

  Operating Loss: For the 12 months ended September 30, 2020, operating loss was $5.4 million, a decrease of $4.7 million, or 46%, compared to operating loss of $10.1 million for the 12 months ended September 30, 2019.

•	Adjusted EBITDA Loss: After adding back non-cash operating expenses, depreciation and amortization, interest and stock-based compensation, Adjusted EBITDA loss for the 12 months ended September 30, 2020 was $2.1 million, a decrease of $0.2 million, or 9%, compared to $2.3 million for the 12 months ended September 30, 2019.

•	Net Loss: For the 12 months ended September 30, 2020, net loss was $12.3 million, a decrease of $2.4 million, or 24%, compared to $9.9 million for the 12 months ended September 30, 2019. The resulting loss per share for the 12 months ended September 30, 2020 was ($0.20) per share, compared to ($0.16) per share for the twelve months ended September 30, 2019. $2.2 million of the net loss for the 12 months ended September 30, 2020 relates to the warrants issued to debtholders during the year, and $2.6 million relates to the related beneficial conversion features. The five founding members of Item 9 Labs returned 10 million shares to treasury to make the transaction non-dilutive to the remaining shareholders.

Use of Non-GAAP Financial Measures

To supplement the Company’s financial statements presented on a GAAP basis, Item 9 Labs provides Adjusted EBITDA as a supplemental measure of its performance.

To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding pro forma operations, Item 9 Labs supplements its consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, Adjusted EBITDA as a non-GAAP financial measures of earnings. Adjusted EBITDA represents EBITDA plus stock-based compensation and change in fair value of derivative liabilities. Item 9 Labs management uses Adjusted EBITDA as financial measures to evaluate the profitability and efficiency of the business model. The Company uses these non-GAAP financial measures to assess the strength of the underlying operations of the business. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze its operations between periods and over time. Item 9 Labs finds this especially useful when reviewing pro forma results of operations, which include large non-cash amortizations of intangible assets from acquisitions and stock-based compensation. Investors should consider its non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

About Item 9 Labs Corp.

Item 9 Labs Corp. (OTCQX: INLB) is a vertically integrated cannabis operator headquartered in Arizona. The Company creates best-in-class products and canna-business solutions designed to help people become the best versions of themselves. With an award-winning CPG brand and nationally recognized application team, Item 9 Labs improves the cannabis experience while providing transparency, consistency, and well-being for those relying on them. For additional information, please visit: item9labscorp.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, including, but not limited to, risks and effects of legal and administrative proceedings and governmental regulation, especially in a foreign country, future financial and operational results, competition, general economic conditions, proposed transactions that are not legally binding obligations of the company and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include the introduction of new technology, market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Media Contact:

Item 9 Labs

Jayne Levy, Director of Communications

Email: Jayne@unityrd.com

Investor Contact:

800-403-1140
Email: IR@item9labs.com